UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2005

Digital River, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-24643	41-1901640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9625 West 76th Street, Suite 150, Eden Prairie, MN	55344
(Address of principal executive offices)	(Zip Code)

(952) 253-1234

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

             On January 18, 2005, Digital River, Inc. entered into an agreement with Gerrit Schumann, Clemens Roth, Christopher Reimold and Stephan Naujoks, senior employees of its subsidiary element 5 AG, pursuant to which these employees agreed to cease providing services to element 5 60 days after the date of the agreement. Pursuant to the agreement, Digital River also agreed to resolve a $12 million escrow associated with its April 2004 acquisition of element 5 by distributing $10 million to the former element 5 shareholders, and $2 million to Digital River.  Certain adjustments were also made to the earn-out obligations of Digital River under the April 2004 acquisition agreement.  Mr. Schumann, who joined Digital River’s board of directors in April 2004 in connection with the acquisition of element 5, also resigned from the board effective as of January 18, 2005. A copy of the agreement is attached hereto as Exhibit 10.1.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

             (b) As disclosed above under Item 1.01, Gerrit Schumann resigned from Digital River’s board of directors effective as of January 18, 2005.

Item 9.01  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1

Supplemental Agreement and Settlement Agreement, by and among Digital River, Inc., Digital River GmBH, element 5 AG, Messrs. Clemens Roth, Christopher Reimold, Gerrit Schumann, Stephan Naujoks and various other former element 5 shareholders, dated as of January 18, 2005.

SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Digital River, Inc.

Date: January 20, 2005	By:	/s/ Carter D. Hicks
Carter D. Hicks
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1

Supplemental Agreement and Settlement Agreement, by and among Digital River, Inc., Digital River GmBH, element 5 AG, Clemens Roth, Christopher Reimold, Gerrit Schumann and Stephan Naujoks and various other former element 5 shareholders, dated as of January 18, 2005.